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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )
                                                              ----

    Filed by the Registrant [ ]
    Filed by a Party other than the Registrant [X]

    Check the appropriate box:
    [X]  Preliminary Proxy Statement
    [ ] Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
    [ ]  Definitive Proxy Statement
    [ ]  Definitive Additional Materials
    [ ]  Soliciting  Material  Pursuant  to  Section
         240.14a-11(c)  or  Section 240.14a-12

     Synthetic Industries, L.P.
------------------------------------
   (Name of Registrant as Specified In Its Charter)

     Dwight E. Wininger
------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee  computed  on   table  below   per  Exchange   Act
      Rules 14a-6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction
applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set


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forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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                                   PROXY STATEMENT
                              BY: DR. DWIGHT E. WININGER
                            RE: SYNTHETIC INDUSTRIES, L.P.
                                     MAY 30, 1997

                    BACKGROUND AND PURPOSE OF THIS PROXY STATEMENT

    On March 21, 1997, the general partner ("General Partner") of Synthetic Industries, L.P., ("the Partnership") sent a letter ("March 21 Letter") to all the limited partners ("the Limited Partners") in the Partnership. The March 21 Letter announced a proposed "Plan of Dissolution for the Partnership" ("Proposed Plan"). The March 21 Letter is attached as Appendix A to this proxy statement.

    The Proposed Plan is subject to approval of Limited Partners holding two-thirds of the limited partnership units ("the Units"). The General Partner has not yet disclosed all the details of the Proposed Plan. The General Partner has not yet sent out proxies or a proxy statement related to the Proposed Plan, nor has the General Partner set the date for the meeting at which the Proposed Plan will be voted on.

    This Proxy Statement and the letter which accompanies it (the "Response Letter") are from Dr. Dwight E. Wininger (the "Concerned Partner"), and were prepared and sent with the aid of his attorneys, The Mills Law Firm.

    The purpose of the Response Letter is to caution the Limited Partners to
NOT cast any vote with regard to the Proposed Plan until the Concerned Partner and his attorneys have had a chance to review its details and to communicate the results of such a review to the Limited Partners. As explained in detail in the Response Letter, the Concerned Partner believes that the General Partner and the individuals who control it ("Management"(1)) have repeatedly breached their fiduciary duties to the Limited Partners through actions including (1) attempting to sell stock owned by the Partnership at an unfairly low price; (2) diluting the value of the stock owned by the Partnership; (3) awarding themselves lucrative stock options at unfairly low exercise prices; and (4) awarding themselves lucrative
------------------------
(1)"Management" is described in detail below in the section entitled "Who the Management of the Partnership Is."

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"golden parachute" employment agreements.  As the Response Letter also explains, the Concerned Partner believes that the interests of Management are in grave conflict with the interests of the Limited Partners, and that this conflict prevents Management from exploring the options for the liquidation of the Partnership which are most likely to maximize the value of the Limited Partners' investment. Because of Management's past conduct and conflict of interest, the Concerned Partner believes that the Limited Partners should view the Proposed Plan with the utmost skepticism and caution.

    The purpose of this Proxy Statement is to disclose certain items of information required to be disclosed by law about the Concerned Partner, his attorneys, the procedures for voting on the Proposed Plan, the Partnership, and related matters.

                                WHO THE REGISTRANT IS

    The registrant is Synthetic Industries, L.P. ("the Partnership"). The complete mailing address of the principal executive offices of the Partnership is:

                              Synthetic Industries, L.P.
                                  309 LaFayette Road
                              Chickamauga, Georgia 30707

                       WHO THE MANAGEMENT OF THE PARTNERSHIP IS

    As used in this proxy statement and the accompanying Response Letter, the term "Management" refers to the five individuals who control the General Partner of the Partnership -- Leonard Chill, Jon Beckman, W. Wayne Freed, Ralph Kenner, and W. Gardner Wright. These five individuals control the General Partner, and thereby control the Partnership, through the following multi-level structure:

    The sole General Partner of the Partnership is SI Management L.P. The sole general partner of SI Management L.P. is Synthetic Management G.P.(2) The general partners of Synthetic Management G.P. are five Delaware corporations:
------------------------
(2)The Concerned Partner believes that synthetic Management G.P. has at times referred to itself as "SI Management G.P."


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Chill Investments, Inc., Beckman Investments, Inc., Freed Investments, Inc.,
Kenner Investments, Inc., and Wright Investments, Inc. Leonard Chill is the sole director and stockholder of Chill Investments, Inc. Jon Beckman is the sole director and stockholder of Beckman Investments, Inc. W. Wayne Freed is the sole director and stockholder of Freed Investments, Inc. Ralph Kenner is the sole director and stockholder of Kenner Investments, Inc. W. Gardner Wright is the sole director and stockholder of Wright Investments, Inc.

                         WHO IS SENDING THIS PROXY STATEMENT

    This Proxy Statement and the accompanying Response Letter were not prepared or sent by the Partnership. This Proxy Statement and the accompanying Response Letter are from Dr. Dwight E. Wininger ("the Concerned Partner"), and were prepared and sent with the aid of his attorneys, The Mills Law Firm.

                             WHO THE CONCERNED PARTNER IS

    The Concerned Partner owns one-half of one Unit in the Partnership, based on a capital contribution of $50,000. The Concerned Partner is an anesthesiologist who resides in California. The Concerned Partner seeks to ensure that he and the other Limited Partners receive the highest possible return on their investment in the Partnership.

    In September 1996, the Concerned Partner retained The Mills Law Firm to block a proposed initial public offering ("IPO") announced by the General Partner in August 1996. With the aid of The Mills Law Firm, the Concerned Partner and other Limited Partners demanded a meeting of the Partnership, in accordance with procedures in the governing partnership agreement, to vote on the proposed IPO. Instead of convening the meeting, the General Partner withdrew the IPO proposal.

    The Concerned Partner has filed two class action lawsuits on behalf of the other Limited Partners. The first lawsuit was filed in the Delaware Court of Chancery ("the Delaware Lawsuit"). The Delaware Lawsuit charges the General Partner and Management with breaching their fiduciary duties and the partnership agreement. The


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Delaware Lawsuit requests removal of the General Partner, dissolution of the
Partnership, implementation of all means necessary to assure that the Limited Partners receive the highest possible price in the dissolution of the partnership, damages, and other remedies.

    The second lawsuit was filed in the U.S. District Court of the Northern District of California ("the California Lawsuit"). The California Lawsuit charges that the General Partner and Management violated regulations of the Securities and Exchange Commission ("SEC") in connection with the March 21 Letter which announced the Proposed Plan. The California Lawsuit alleges that the March 21 Letter violated SEC regulations because it was not filed with the SEC, because no proxy statement was sent to the Limited Partners or filed with the SEC concurrently with or previously to the mailing of the March 21 Letter, and because the March 21 Letter omitted to disclose numerous material facts relating to the Proposed Plan. The California Lawsuit seeks to force the General Partner and Management to comply with SEC Regulations and to disclose the material facts which were not disclosed in the March 21 Letter.

    In addition to pursuing the two lawsuits, the Concerned Partner may take other action in order to maximize the Limited Partners' return on their investments. The Concerned Partner may oppose the Proposed Plan and make communications to the Limited Partners urging them to vote against the Proposed Plan. The Concerned Partner may also initiate and organize an effort to remove the General Partner by vote of the Limited Partners pursuant to the terms of the partnership agreement. The Concerned Partner may also propose an alternative plan for the sale of the Partnership assets and/or the dissolution of the Partnership and may attempt to obtain approval of such a plan by vote of the Limited Partners pursuant to the terms of the partnership agreement.

    Since the General Partner has not yet revealed the details of the Proposed Plan, the Concerned Partner has not yet been able to make a fully informed and final decision on whether he will oppose the Proposed Plan and what other action he may take in order to assure that the Limited


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Partners receive the highest possible return on their investments.

            THE FINANCIAL INTEREST OF THE CONCERNED PARTNER IN THIS MATTER

    The sole financial interest of the Concerned Partner relating to the Partnership or the Proposed Plan is to maximize the return on his investment of one-half Unit in the Partnership. The Concerned Partner has no other financial interest relating to the Partnership or to the Proposed Plan.

                        VOTING PROCEDURES AND RELATED MATTERS

                     PROCEDURE FOR APPROVAL OF THE PROPOSED PLAN

    The Proposed Plan of Dissolution requires approval of Limited Partners owning two-thirds of the Partnership Units. There is only one class of Units. There are 800 outstanding Units. There are approximately 1850 Limited Partners in the Partnership.

        DATE OF PARTNERSHIP MEETING / DEADLINE FOR RETURN OF PROXIES

    The General Partner has not yet sent out proxies or a proxy statement related to the Proposed Plan. In its March 21 Letter, the General Partner stated that it expects to distribute a proxy statement to the Limited Partners early in the summer of 1997 and that it expects to hold a meeting of the Partnership dealing with the Proposed Plan about one month later.

    Thus the date, time, and place of the meeting of the Partnership have not yet been determined. Similarly, the date by which proxies must be received has not yet been determined.

    Since the General Partner has not yet mailed out proxies, and since the Concerned Partner has not yet had an opportunity to make a fully informed decision on whether to oppose the Proposed Plan, no proxy is being included with this Proxy Statement.

                DETERMINATION OF THE LIMITED PARTNERS ENTITLED TO VOTE


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    The General Partner has not yet set a record date for determining the
Limited Partners who will be entitled to vote on the Proposed Plan. The General Partner has not yet announced its intent with respect to whether the Limited Partners who will be entitled to vote will be determined by setting a record date or through some other criteria.

                              METHOD FOR COUNTING VOTES

    The Concerned Partner does not know what method the General Partner intends to use to count votes or how the General Partner intends to treat abstentions and any broker non-votes. The Concerned Partner is aware of no provisions in the partnership agreement dealing with the method of counting votes or the treatment of abstentions or broker non-votes.

                               REVOCABILITY OF PROXIES

    The partnership agreement is silent on the matter of whether proxies are revocable. The Concerned Partner does not know whether the General Partner intends to take the position that proxies are revocable or the position that proxies are not revocable when the General Partner sends out proxies.

                                 RIGHTS OF APPRAISAL

    The Concerned Partner is aware of no rights of appraisal or similar rights of dissenters, with respect to the Proposed Plan, in the partnership agreement or under applicable statutory law.

                             DETAILS OF THE PROPOSED PLAN

    All information known to the Concerned Partner about the Proposed Plan is contained in the General Partner's March 21 Letter, which is slightly more than two pages long. The March 21 Letter is attached as Appendix A to this proxy statement.

                      POTENTIAL OPPOSITION TO THE PROPOSED PLAN


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    Since the General Partner has not disclosed the details of the Proposed
Plan, the Concerned Partner has not yet been able to make a fully informed decision on whether to oppose the Proposed Plan. If the Concerned Partner decides to oppose the Proposed Plan, the Concerned Partner may use methods other than use of the mails to do so, including telephonic and electronic communications.

    If the Concerned Partner decides to oppose the Proposed Plan, the Concerned Partner may hire (directly or through his attorneys) a professional proxy solicitor or other specially paid employee to aid his efforts to defeat the Proposed Plan. The Concerned Partner anticipates that the cost of employing such a professional proxy solicitor or other specially paid employee would be between $5,000 and $25,000.

          OWNERSHIP OF PARTNERSHIP UNITS BY CERTAIN INDIVIDUALS OR ENTITIES

    The Concerned Partner is not aware of any beneficial ownership by any person or group of more than five percent of the Units. According to the Partnership's annual reports, the General Partner owns approximately one percent of the equity in the Partnership. The Concerned Partner is not aware of any beneficial ownership of any Units by any officer of the Partnership or by any person or entity who has an interest in or control over the General Partner (other than through the interest such persons or entities may have in the General Partner's equity stake of one percent in the Partnership).

                          FINANCING OF THIS PROXY STATEMENT

    The cost of this proxy statement and the accompanying Response Letter was borne by the Concerned Partner's attorneys, The Mills Law Firm. Any future efforts by the Concerned Partner to oppose the Proposed Plan, remove the General Partner, or propose an alternative plan of dissolution may be assisted and paid for by The Mills Law Firm.

                              WHO THE MILLS LAW FIRM IS


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    The Mills Law Firm represents the Concerned Partner with respect to his investment in the Partnership generally, and in the two lawsuits the Concerned Partner has filed in Delaware and California. The Concerned Partner has authorized The Mills Law Firm to take all actions necessary or appropriate, both through litigation and other methods, to maximize his return on his investment in the Partnership. This proxy statement and the accompanying Response Letter were prepared and sent with the aid of The Mills Law Firm.

    The Mills Law Firm maintains a nationwide law practice representing investors in limited partnerships, other types of investors, consumers, and victims of fraud. The firm specializes in class actions involving breaches of fiduciary duty involving limited partnerships and trusts, business fraud and deceptive practices, product liability, and environmental law. Since 1991, The Mills Law Firm has initiated cases which have recovered over $300 million for clients and class members. Additional information about The Mills Law Firm and its attorneys is available at The Mills Law Firm's website -- http://www.millslawfirm.com.

    In addition to representing the Concerned Partner, The Mills Law Firm represents 412 of the other Limited Partners ("the Represented Partners"). The Represented Partners initially retained The Mills Law Firm to block the proposed initial public offering (IPO) announced by the General Partner in August 1996. The Represented Partners also have authorized The Mills Law Firm to represent them to pursue any claims of mismanagement or breach of fiduciary duty by the General Partner or Management.

             THE FINANCIAL INTERESTS OF THE MILLS LAW FIRM IN THIS MATTER

    In connection with its representation of the Concerned Partner or the other Represented Partners, The Mills Law Firm may receive attorney's fees and reimbursement for the costs it incurs relating to such representation. The costs for which The Mills Law Firm may be reimbursed may include the costs incurred in connection with the preparation and dissemination of this proxy statement and the accompanying Response Letter. The Mills Law Firm may receive attorney's fees and costs through an award of fees and costs by a court, through approval by vote of the Limited Partners, or


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based on contingency fee agreements it has with the Concerned Partner and the other Represented Partners.

    The Mills Law Firm has a financial incentive to increase the return the Limited Partners receive for their investment as much as possible, because doing so would be likely to increase the amount of attorney's fees The Mills Law Firm would be entitled to. The contingency fee agreements between The Mills Law Firm and the Represented Partners provide that the attorney's fees of The Mills Law Firm go up in proportion to the amount the Represented Partners receive in the liquidation of the Partnership. Similarly, in class actions, courts often, but not always, award attorney's fees in proportion to the benefit generated by the attorneys on behalf of the class.

    Neither The Mills Law Firm, nor any of its attorneys or other employees, own any Units in the Partnership. Neither The Mills Law Firm, nor any of its attorneys or other employees, have any financial interest relating to the Partnership other than the interest in attorney's fees disclosed above.

                                        *****

    If you would like to discuss any of the matters that are the subject of this proxy statement or the accompanying Response Letter, please contact the Concerned Partner's attorney, Robert W. Mills of The Mills Law Firm, at (415) 464-4770.

                                   /s/  Dwight E. Wininger
                                   -----------------------------
                                   (Dr. Dwight E. Wininger)


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APPENDIX A


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                              SYNTHETIC INDUSTRIES, L.P.
                                  309 LAFAYETTE ROAD
                              CHICKAMAUGA, GEORGIA 30707



                                    March 21, 1997




Dear Limited Partner:

    I am pleased to inform you that we will soon propose for your approval a highly flexible Plan of Dissolution for the Partnership under which you may choose to receive cash, common stock of Synthetic Industries, Inc. or a combination of both for your interest in the Partnership. We have more than 1800 limited partners with a wide variety of investment goals and objectives. We believe the Plan will satisfy these diverse needs in a fair, equitable and tax efficient manner.

    The Plan will be carried out in the following three steps:

               -    Approval of the Plan by vote of the limited partners;

               - An underwritten stock offering in which you may sell for cash some or all of the shares of common stock of Synthetic Industries, Inc. underlying your Partnership interest; and

               - For the shares not sold in the stock offering, subsequent distributions of such shares by the Partnership.

    The Partnership owns approximately 5.8 million shares of Synthetic Industries common stock, or about 67% of the


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total number of shares outstanding.  The remaining shares are held by the public. Approximately 7,200 shares underlie each full Partnership unit. The precise number of shares ultimately attributable to each unit will be reduced by the number of shares required to satisfy the Partnership's liabilities, including the costs of carrying out the Plan.

    Now for more details. This Plan will be subject to approval by at least two-thirds of the limited partners. It will require circulating to you a proxy statement that has been reviewed and approved by the Securities and Exchange Commission. The stock offering will also require the review and approval by the Securities and Exchange Commission of a registration statement and prospectus. We anticipate that, due to complexities associated with the choices offered to you by the Plan, a lengthy preparation and review period for the proxy statement and the registration statement will be required. We have started to prepare the necessary documents.

    To the extent that you choose not to sell shares in the stock offering, you will receive any remaining shares attributable to your interest in one or more liquidating distributions that will begin some months after the stock offering. After you receive the shares, you will be free to hold them or sell them in the market. The number and timing of these liquidating distributions will depend on how many shares of common stock are left in the Partnership after the stock offering.

    I hope that we can finish preparation of the Plan and file all necessary
documents with the Securities and Exchange Commission by May.   This should
allow us to distribute a proxy statement to you early in the summer. Of course, the schedule will depend on how long the Securities and Exchange Commission needs to conduct its review. We currently intend to hold a meeting of limited partners about one month after we send out the proxy statement, at which time we will answer any remaining questions and ask for your vote. I hope you will be able to attend this meeting. If not, you will be able to vote by proxy.

    The various terms of the Plan are intended to distribute the Partnership's assets to you in a manner that is in all of your best interests. We will not conduct a


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stock offering at a price that, at the time, does not represent fair value for the shares. In that regard, the proxy statement will specify a minimum price below which no shares will be sold in the stock offering. We expect that the stock offering will also be subject to normal marketing restraints imposed on us by the underwriters, including a minimum participation level by limited partners and a period of time after the stock offering during which neither the Partnership nor the remaining limited partners will be able to sell shares. Timing of the stock offering will be subject to the condition of the stock market at the time. For shares not sold in the stock offering we will propose the subsequent distribution of shares remaining in the Partnership in a manner that puts shares in the remaining limited partners' hands as expeditiously as practicable, taking into account the adverse affect on the market that could result from distributing too many shares too quickly.

    You may have heard of partnership liquidations that were accompanied by general partners attempting to take, in various ways, amounts larger than they were entitled to. Please be assured that the Plan will provide that the General Partner will receive only amounts to which it is clearly entitled under the Partnership Agreement and the General Partner will not receive any fees or other compensation for carrying out the Plan. We currently intend to hire an outside expert to help insure the fairness of the process.


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    I would like to reiterate that the Plan has been designed to provide fair and equitable treatment of all of our Limited Partners. While many of you may choose to sell your shares in the stock offering, others will remains as valued stockholders of Synthetic Industries, Inc. The Plan has been designed to preserve the long-term financial strength of our Company.

    As always, I welcome you to call me at (706) 375-3121.

                                        Sincerely,

                                        SI MANAGEMENT G.P.


                                        By: /s/ Leonard Chill
                                            -------------------------
                                             Leonard Chill



This offering will be made only by means of a prospectus. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

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